UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2005

Tyson Foods, Inc.
 (Exact name of Registrant as specified in its charter)

Delaware
 (State of incorporation or organization)

001-14704
 (Commission File Number)

71-0225165
 (IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
 (Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Not applicable
 (Former name, former address and former fiscal year, if applicable)

___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On May 2, 2005, Tyson Foods, Inc. (the “Company”) issued a press release announcing its unaudited results of operations for the second quarter ending April 2, 2005.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

The Company’s conference call relating to the press release includes certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings per share and other GAAP measures of operating performance that exclude or include the effect of the closings of selected operations, dispositions of assets or investments, BSE-related charges, litigation settlements and other similar events.  The Company’s management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company’s operations.  Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.  The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 2.02 and 9.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

Item 9.01. Financial Statements and Exhibits

(c)           Exhibits

Exhibit Number	Description
99.1	Press Release, dated May 2, 2005, announcing the unaudited results of operations of Tyson Foods, Inc. for its second quarter ended April 2, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date:       May 2, 2005                                                   By:          /s/ Dennis Leatherby

Name:     Dennis Leatherby

Title:       Senior Vice President, Finance and
 Treasurer and Interim Chief Financial Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated May 2, 2005

 EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated May 2, 2005, announcing the unaudited results of operations of Tyson Foods, Inc. for its second quarter ended April 2, 2005.

EXHIBIT 99.1

Media Contact:  Gary Mickelson, 479-290-6111
Investor Contact:  Louis Gottsponer, 479-290-4826

TYSON REPORTS SECOND QUARTER AND
SIX MONTHS RESULTS

        o       Strong Chicken performance, driven by higher average sales prices and decreased grain costs
o       Beef operating margins improved in latter part of the quarter
o       Sales improvements seen in all four primary operating segments versus the second quarter last year

Springdale, Arkansas – May 2, 2005 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.21 diluted earnings per share for the second fiscal quarter ended April 2, 2005, compared to $0.33 diluted earnings per share in the same quarter last year. Second quarter 2005 sales were $6.4 billion compared to $6.2 billion for the same period last year. Operating income was $183 million compared to $263 million and net income was $76 million compared to $119 million for the same period last year.

Pretax earnings for the second quarter of fiscal 2005 included $2 million of costs related to poultry and prepared foods plant closings.

Pretax earnings for the second quarter of fiscal 2004 included $14 million of costs, or $0.02 per diluted share, related to poultry and prepared foods plant closings.

Diluted earnings per share for the first six months of fiscal 2005 were $0.35 compared to $0.49 in the same period last year. Sales for the first six months of fiscal 2005 were $12.8 billion compared to $12.7 billion for the same period last year. Operating income for the first six months of fiscal 2005 was $312 million compared to $424 million and net income was $124 million compared to $176 million for the same period last year.

Pretax earnings for the first six months of fiscal 2005 included $12 million received in connection with vitamin antitrust litigation, a gain of $8 million from the sale of the Company’s remaining interest in Specialty Brands, Inc. and $5 million of costs related to poultry and prepared foods plant closings.  The combined effect increased diluted earnings per share by $0.03.

Pretax earnings for the first six months of fiscal 2004 included $39 million of costs, or $0.07 per diluted share, related to poultry and prepared foods plant closings, and $61 million of costs, or $0.11 per diluted share, of BSE-related charges.

John Tyson, chairman and CEO, said, “Sales increased across all four of our primary operating segments during the second quarter.  The Chicken segment in particular delivered strong performance as a result of increased prices and lower grain costs.  In addition, we continued to improve our sales mix of value added chicken, beef and pork products.   Looking forward we expect strong chicken demand and improving domestic cattle supplies to result in significant improvements in our results in the second half of the fiscal year, compared to the first two quarters.”

TYSON FOODS, INC.
News Release
May 2, 2005

Outlook

Based upon the Company’s outlook for fiscal year 2005, including its view of all the various markets, the Company now estimates its fiscal 2005 diluted earnings per share to be in the range of $1.05 to $1.20.

Segment Performance Review (in millions)

Sales (for the second quarter and six months ended April 2, 2005, and March 27, 2004)
	Second Quarter				Six Months
	Sales 2005	Sales 2004	Volume Change	Avg. Sales Price Change	Sales 2005	Sales 2004	Volume Change	Avg. Sales Price Change
Chicken	$2,056	$2,043	(1.5)%	2.2%	$4,122	$3,943	0.4%	4.1%
Beef	2,774	2,695	(1.8)%	4.8%	5,569	5,830	(0.4)%	(4.1)%
Pork	828	732	(1.1)%	14.6%	1,673	1,468	(3.3)%	18.0%
Prepared Foods	690	669	(4.9)%	8.5%	1,423	1,390	(5.2)%	8.0%
Other	11	14	n/a	n/a	24	27	n/a	n/a
Total	$6,359	$6,153	(1.8)%	5.3%	$12,811	$12,658	(1.0)%	2.2%

Operating Income (Loss) (for the second quarter and six months ended April 2, 2005, and March 27, 2004)
	Second Quarter				Six Months
			Operating Margin				Operating Margin
	2005	2004	2005	2004	2005	2004	2005	2004
Chicken	$143	$189	7.0%	9.3%	$247	$305	6.0%	7.7%
Beef	(19)	(2)	(0.7)%	(0.1)%	(35)	(31)	(0.6)%	(0.5)%
Pork	19	34	2.3%	4.6%	34	83	2.0%	5.7%
Prepared Foods	20	20	2.9%	3.0%	32	26	2.2%	1.9%
Other	20	22	n/a	n/a	34	41	n/a	n/a
Total	$183	$263	2.9%	4.3%	$312	$424	2.4%	3.3%

TYSON FOODS, INC.
News Release
May 2, 2005

Chicken (32.3% of Net Sales, 78.1% of Total Operating Income – 2nd Quarter 2005)
                (32.2% of Net Sales, 79.2% of Total Operating Income – Six Months 2005)
                -Improved pricing and product mix led to increased sales in the Chicken segment.

Chicken segment sales increased by 0.6% and 4.5% in the second quarter and six months of fiscal 2005, respectively, compared to the same periods last year.  Sales increased in the second quarter of fiscal 2005 primarily due to increased average sales prices and improved product mix, partially offset by a decrease in sales volumes. Sales for the six months of fiscal 2005 increased primarily due to an increase in average sales prices, improved product mix, as well as a slight increase in sales volumes.

Operating income was negatively impacted by losses of approximately $10 million and $33 million in the second quarter and six months of fiscal 2005, respectively, from the Company’s commodity risk management activities related to grain purchases, compared to commodity risk management gains of approximately $90 million and $103 million in the second quarter and six months of fiscal 2004.  However, the current year losses of $10 million and $33 million were offset by approximately $73 million and $84 million in the second quarter and six months of fiscal 2005, respectively, in decreased grain costs as compared to the same periods last year.  Additionally, operating income for the second quarter and six months of fiscal 2005 includes $2 million of plant closing related accruals, as compared to $8 million and $12 million recorded in the same periods last year.

Beef (43.6% of Net Sales, (10.4)% of Total Operating Income – 2nd Quarter 2005)
         (43.5% of Net Sales, (11.2)% of Total Operating Income – Six Months 2005)
        -Sales in domestic and international fresh meats were negatively impacted by Canadian live cattle import restrictions, limited access to export markets, weaker domestic demand and competing protein supplies.

Beef segment sales increased by 2.9% and decreased by 4.5% in the second quarter and six months of fiscal 2005, respectively, compared to the same periods last year.  Sales increased in the second quarter of fiscal 2005 primarily due to increased average sales prices, partially offset by a decrease in sales volumes.  Sales decreases in the six months of fiscal 2005 primarily resulted from BSE-related import and export restrictions that were in effect for the entire six months of fiscal 2005, while the same restrictions began in the latter part of the first quarter of fiscal 2004.  Those restrictions led to lower international sales volumes and lower average sales prices due to the mix of products allowed for export.

Beef segment operating loss increased by $17 million and $4 million in the second quarter and six months of fiscal 2005, respectively, as compared to the same periods last year.  Excluding $10 million received in connection with vitamin antitrust litigation in the six months of fiscal 2005 and BSE-related charges of $61 million recorded in the six months of fiscal 2004, operating loss increased $75 million.  The increase in operating loss was primarily due to lower domestic cattle supplies and restrictions on imports of Canadian cattle resulting in lower plant utilization levels.  Also second quarter fiscal 2005 operating loss was negatively impacted by higher live costs as compared to the same period last year.  Sales and operating loss were positively impacted by $13 million in net gains and negatively impacted by $1 million in net losses in the second quarter and six months of fiscal 2005, respectively, as compared to $7 million in net gains and $17 million in net losses for the same periods last year, related to open mark-to-market futures positions from the Company’s commodity risk management activities related to its fixed forward boxed beef sales.  Additionally, the Beef segment’s operating margins improved in the latter part of the quarter.

TYSON FOODS, INC.
News Release
May 2, 2005

Pork (13.0% of Net Sales, 10.4% of Total Operating Income – 2nd Quarter 2005)
          (13.1% of Net Sales, 10.9% of Total Operating Income – Six Months 2005)
           -Continued demand for pork products both domestically and internationally led to sales increases caused by higher average sales prices, but were offset by higher live prices resulting in decreased operating margins.

Pork segment sales increased by 13.1% and 14.0% for the second quarter and six months of fiscal 2005, respectively, compared to the same periods last year.  The increase in sales resulted from continued strong demand for pork products both domestically and internationally which resulted in an increase in average sales prices, partially offset by a decrease in volumes.  Operating income declined by $15 million and $49 million in the second quarter and six months of fiscal 2005, respectively, as compared to the same periods last year.  The decreases in operating income were primarily due to higher live prices, which more than offset the increase in average sales prices.

Prepared Foods (10.9% of Net Sales, 10.9% of Total Operating Income – 2nd Quarter 2005)
                             (11.1% of Net Sales, 10.3% of Total Operating Income – Six Months 2005)
            -Higher average selling prices led to increased sales in the Prepared Foods segment.

Prepared Foods segment sales increased by 3.1% and 2.4% for the second quarter and six months of fiscal 2005, respectively, compared to the same periods last year.  Sales were positively impacted by higher average sales prices, partially offset by lower volumes.   Excluding plant closing related accruals of $3 million recorded in the six months of fiscal 2005, and $6 million and $27 million recorded in the second quarter and six months of fiscal 2004, operating income decreased $6 million and $18 million, respectively.  The decrease in the Prepared Foods segment’s operating income for the second quarter and six months of fiscal 2005 was primarily due to increased raw material prices.

TYSON FOODS, INC.
News Release
May 2, 2005

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004

Sales	$6,359	$6,153	$12,811	$12,658
Cost of Sales	5,937	5,668	12,026	11,779
	422	485	785	879
Selling, General and Administrative	237	208	468	416
Other Charges	2	14	5	39

Operating Income	183	263	312	424
Other Expenses:
Interest	58	72	116	141
Other	5	3	-	6

Income Before Income Taxes	120	188	196	277

Provision for Income Taxes	44	69	72	101

Net Income	$76	$119	$124	$176

Weighted Average Shares Outstanding:
Class A Basic	242	243	242	243
Class B Basic	102	102	102	102
Diluted	357	356	357	356

Earnings Per Share:
Class A Basic	$0.23	$0.35	$0.37	$0.52
Class B Basic	$0.20	$0.32	$0.33	$0.47
Diluted	$0.21	$0.33	$0.35	$0.49

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.080	$0.080
Class B	$0.036	$0.036	$0.072	$0.072

Sales Growth	3.3%	5.3%	1.2%	8.7%

Margins: (Percent of Sales)
Gross Profit	6.6%	7.9%	6.1%	6.9%

Operating Income	2.9%	4.3%	2.4%	3.3%

Net Income	1.2%	1.9%	1.0%	1.4%

Effective Tax Rate	36.6%	36.8%	36.6%	36.4%

TYSON FOODS, INC.
News Release
May 2, 2005

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	(Unaudited) April 2, 2005	October 2, 2004
Assets
Current Assets:
Cash and cash equivalents	$35	$33
Accounts receivable, net	1,115	1,240
Inventories	2,085	2,063
Other current assets	147	196
Total Current Assets	3,382	3,532
Net Property, Plant and Equipment	3,936	3,964
Goodwill	2,554	2,558
Other Assets	499	410
Total Assets	$10,371	$10,464

Liabilities and Shareholders' Equity
Current Liabilities:
Current debt	$499	$338
Trade accounts payable	840	945
Other current liabilities	1,064	1,010
Total Current Liabilities	2,403	2,293
Long-Term Debt	2,703	3,024
Deferred Income Taxes	694	695
Other Liabilities	167	160
Shareholders' Equity	4,404	4,292
Total Liabilities and Shareholders' Equity	$10,371	$10,464

TYSON FOODS, INC.
News Release
May 2, 2005

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Periods Ended
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004
Cash Flows From Operating Activities:
Net income	$76	$119	$124	$176
Depreciation and amortization	125	119	251	238
Plant closing-related charges	1	7	4	29
Deferred income taxes and other	26	29	(28)	(36)
Net changes in working capital	(193)	10	106	138

Cash Provided by Operating Activities	35	284	457	545

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(122)	(107)	(232)	(231)
Proceeds from sale of assets	7	10	16	13
Investment in marketable securities	(39)	-	(34)	-
Net changes in other assets and liabilities	(3)	(23)	2	(21)

Cash Used for Investing Activities	(157)	(120)	(248)	(239)

Cash Flows From Financing Activities:
Net change in debt	132	(105)	(160)	(219)
Purchases of treasury shares	(11)	(29)	(27)	(38)
Dividends	(13)	(14)	(27)	(27)
Stock options exercised and other	6	16	5	22

Cash Provided by (Used for) Financing Activities	114	(132)	(209)	(262)

Effect of Exchange Rate Change on Cash	2	(2)	2	1

Increase (Decrease) in Cash and Cash Equivalents	(6)	30	2	45

Cash and Cash Equivalents at Beginning of Period	41	40	33	25

Cash and Cash Equivalents at End of Period	$35	$70	$35	$70

TYSON FOODS, INC.
News Release
May 2, 2005

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork and the second-largest food company in the Fortune 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. Tyson has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-935-0258. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Louis Gottsponer. International callers dial 210-234-0002. The call also will be webcast live on the Internet at http://ir.tysonfoodsinc.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company's web site at http://ir.tysonfoodsinc.com. A telephone replay will be available until June 2 at 6 p.m. Eastern at 866-486-4644. International callers dial 203-369-1636.

Forward-Looking Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, including forward-looking statements such as statements related to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; (v) outbreak of a livestock disease which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, or the Company’s ability to access certain markets; (vi) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vii) changes in the availability and relative costs of labor and contract growers; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) adverse results from litigation; (x) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xi) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (xii) the ability of the Company to make effective acquisitions, and successfully integrate newly acquired businesses into existing operations; (xiii) effectiveness of advertising and marketing programs; and (xiv) the effect of, or changes in, general economic conditions.